UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 14, 2010
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-14471 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 16, 2010, the Board of Directors (the “Board”) of Medicis Pharmaceutical Corporation (the “Company”) approved the following appointments as well as other organizational changes set forth in the Company’s press release issued on June 18, 2010, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference:
•	Mark A. Prygocki, currently Executive Vice President, Chief Operating Officer, was appointed to the office of President, effective July 1, 2010.

•	Jason D. Hanson, currently Executive Vice President, General Counsel and Corporate Secretary, was appointed to the office of Executive Vice President, Chief Operating Officer, acting General Counsel and Corporate Secretary, effective July 1, 2010.
     Mr. Prygocki, age 44, has been employed by the Company for eighteen years and has served as the Company’s Chief Operating Officer since April 1, 2008 and as Executive Vice President since January 2001. From May 1995 to April 1, 2008, he served as the Company’s Chief Financial Officer and Treasurer. Mr. Prygocki served as the Company’s Corporate Secretary from May 1995 through July 2006. From October 1991 to May 1995, he served as the Company’s Controller. Prior to his employment with the Company, from July 1990 to October 1991, Mr. Prygocki was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that, Mr. Prygocki spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executives Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that assist children with special needs.
     Mr. Hanson, age 41, was previously appointed the Company’s Executive Vice President, General Counsel and Corporate Secretary on July 7, 2006. Prior to joining the Company, since April 2004, Mr. Hanson served as General Counsel for GE Healthcare Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.
     There is no family relationship between Mr. Prygocki or Mr. Hanson and any of the executive officers or directors of the Company. In addition, neither Mr. Prygocki nor Mr. Hanson is a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.
     On June 15, 2010, the Company and Joseph P. Cooper, Executive Vice President, Corporate and Product Development, agreed upon Mr. Cooper’s termination of employment with the Company, effective as of June 30, 2010 (the “Separation Date”). In connection with Mr. Cooper’s resignation, the Company and Mr. Cooper entered into a Settlement Agreement and Release, the material terms of which are summarized below:
•	Mr. Cooper’s employment with the Company will terminate effective as of the Separation Date.

•	Mr. Cooper is entitled to severance payments totaling $2,900,000 payable in three installments during the 18 months following the Separation Date subject to certain conditions.

•	Mr. Cooper and the Company released each other from any claims or causes of action they may have against the other.

•	Mr. Cooper agreed not to compete against the Company for a period of 18 months following the Separation Date.

     On June 11, 2010, the Stock Option and Compensation Committee of the Board approved salary adjustments for certain of the Company’s named executive officers as listed below, effective July 1, 2010, contingent upon Board approval of the appointments described above:

			Salary Effective
Executive Name	Position	Current Salary	July 1, 2010

Jason D. Hanson	Executive Vice President, Chief Operating Officer, acting General Counsel and Corporate Secretary (effective July 1, 2010)	$525,000	$625,000
Richard D. Peterson	Executive Vice President, Chief Financial Officer and Treasurer (with expanded responsibilities for the Business Development and Information Technology Departments)	$465,000	$555,000
Mark A. Prygocki	President (effective July 1, 2010)	$570,000	$670,000
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On June 16, 2010, the Board adopted and approved, effective July 1, 2010, the Amended and Restated By-Laws of the Company (the “By-Laws”). The By-Laws amend the description of the position of President of the Company to reflect that the positions of President and Chief Operating Officer of the Company may be separated. The foregoing description of the By-Laws is qualified in its entirety by reference to the full text of the By-Laws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 8.01 Other Events.
The Company Files Suit Against Mylan Inc. and Matrix Laboratories Ltd.
     On June 14, 2010, the Company filed suit against Mylan Inc. and its majority owned subsidiary Matrix Laboratories Ltd. (together, “Matrix”) in the United States District Court for the District of Delaware seeking an adjudication that Matrix has infringed one or more claims of the Company’s U.S. Patent No. 5,908,838 (the “’838 Patent”) by submitting to the U.S. Food and Drug Administration (“FDA”) an Abbreviated New Drug Application (“ANDA”) for generic SOLODYN® in its forms of 65mg and 115mg strengths. The relief requested by the Company includes a request for a permanent injunction preventing Matrix from infringing the ’838 Patent by selling generic versions of SOLODYN®. As a result of the filing of the suit, the Company believes that the ANDA cannot be approved by the FDA until after the expiration of a 30-month stay period or a court decision that the ’838 Patent is invalid or not infringed.
Item 9.01 Exhibits.
     (d) Exhibits

3.1	Amended and Restated By-Laws of the Company (as amended and restated effective July 1, 2010).

99.1	Press Release dated June 18, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medicis Pharmaceutical Corporation
Date: June 18, 2010	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary